								Exhibit 99.1
<Ohio Casualty Corporation Letterhead>


Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release
---------------------


			  OHIO CASUALTY CORPORATION
		     REPORTS FIRST QUARTER 2003 EARNINGS
		     -----------------------------------

FAIRFIELD, Ohio, May 8, 2003 --- Ohio Casualty Corporation (Nasdaq:OCAS) today announced net income of $19.9 million, or $0.33 per share, for the first quarter ended March 31, 2003, compared with $26.9 million, or $0.44 per share in the same quarter of 2002.

President and Chief Executive Officer Dan Carmichael, CPCU commented, "We are disappointed with our overall operating results for the first quarter. As we previously reported, catastrophe losses and poor results for workers' compensation and the New Jersey personal auto run-off business negatively impacted the quarter. Our premium volume was lower than we expected as competition in parts of the marketplace is increasing. Fortunately, we still maintained significant price increases for all business segments. A number of our major product lines-personal auto, if you exclude New Jersey, commercial multiple peril and other commercial property business, and all of Specialty Lines-which in total represent approximately half of our premium revenue, had results near or better than break-even in terms of statutory underwriting profit. While some of the other lines did not show improvement during the quarter we have taken actions to improve these lines and expect them to generate better results as the year progresses. We remain convinced that the changes instituted with our strategic plan are moving the company toward the ultimate objective of achieving meaningful underwriting profitability."

The major components of net income are summarized in the table below:

						      Three Months
Summary Income Statement                             Ended March 31,
($ in millions, except share data)                 2003          2002
----------------------------------                 ----          ----
Premiums and finance charges earned              $349.3        $361.0
Investment income less expenses                    53.2          50.9
Investment gains realized, net                     19.3          22.8
						 --------------------
    Total revenues                               $421.8        $434.7

Losses and benefits for policyholders            $208.8        $211.7
Loss adjustment expenses                           47.4          51.5
Underwriting expenses                             132.7         127.9
Corporate expenses                                  3.1           2.5
						 --------------------
    Total expenses                               $392.0        $393.6

Income tax expense:
  On investment gains realized                    $ 6.8         $ 8.0
  On all other income                               3.1           6.2
						  -------------------
    Total income tax expense                      $ 9.9         $14.2

Net income                                        $19.9         $26.9
						  ===================

Average shares outstanding - diluted         60,968,486    61,061,794
Net income, per share - diluted                   $0.33         $0.44

Consolidated before-tax net investment income for the first quarter of 2003 was $53.2 million compared with $50.9 million in the first quarter of 2002. During the first quarter of 2003, net investment income was positively impacted by a settlement of $1.25 million for the termination of an investment management agreement.

Consolidated before-tax realized investment gains amounted to $19.3 million for the quarter ended March 31, 2003. For the three months ended March 31, 2002, before-tax realized investment gains were $22.8 million. The Group continued to reduce its equity holdings in order to reduce the effect on statutory surplus of future stock market volatility.

Management of the Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Management uses the non-GAAP financial measure of net income before realized gains and losses to further evaluate current operating performance. For the first quarter 2003, consolidated after-tax realized gains positively impacted net income by $12.5 million, compared with $14.8 million for the first three months of 2002. Net income before realized gains and losses is reconciled to net income in the table below:

						     Three months
						    Ended March 31
($ in millions)                                   2003          2002
---------------                                   ----          ----
Net income before realized gains and losses     $  7.4         $12.1
After-tax realized gains and losses               12.5          14.8
						 -----         -----
Net income                                       $19.9         $26.9

Amortization and impairment write-down of the Corporation's agent relationships intangible asset for the first quarter 2003 totaled $4.8 million before tax, which consisted of $1.9 million in amortization and $2.9 million in impairment. This compares with $8.0 million before tax in the first quarter of 2002, consisting of $2.7 million in amortization and $5.3 million in impairment. This asset is related to the acquisition of the commercial lines business from Great American Insurance Company in 1998 and the amortization and impairment write-down of such assets are non-cash charges.

Management uses statutory financial criteria to analyze the Group's property and casualty results and statutory financial measures are required to be reported to insurance industry regulators. Management analyzes statutory results through the use of insurance industry financial measures including statutory loss and loss adjustment expense ratios, statutory underwriting expense ratio, statutory combined ratio, net premiums written and net premiums earned. The statutory combined ratio is a commonly used gauge of underwriting performance measuring the percentage of premium dollars used to pay insurance losses and related expenses. A discussion of the differences between statutory accounting principles and generally accepted accounting principles
(GAAP) in the United States is included in Item 15 on pages 67 and 68 of the Corporation's Form 10-K for the year ended December 31, 2002.

At March 31, 2003 and 2002, statutory surplus, a financial measure that is required by insurance regulators and used to monitor financial strength, was $733.8 million and $778.7 million, respectively. Statutory surplus has increased $53.9 million since September 30, 2002, including $8.1 million since December 31, 2002. The ratio of twelve months ended net premiums written to statutory surplus as of March 31, 2003 was 1.9 to 1.

Property-Casualty Operations
The table below summarizes the statutory net premiums written for the operating segments:


Statutory
Net Premiums Written                First Quarter           %
($ in millions)                    2003        2002        Chg
--------------------               ----        ----        ---
Commercial Lines                 $205.1      $192.8        6.4
Specialty Lines                    32.9        39.5      (16.7)
Personal Lines                    114.1       142.6      (20.0)
				 ------      ------      ------
   All Lines                     $352.2      $374.9       (6.1)

The net premiums written decline from 2002 was primarily related to the withdrawal from the New Jersey private passenger auto market, which accounted for $25.0 million of the decrease. Net written premiums continue to be positively impacted by price increases, partially offset by more conservative underwriting of workers' compensation and construction classes of business and by changes to reinsurance contracts.

Commercial Lines average renewal price increases were 13.2% in the first quarter 2003, only slightly below management's expectations, compared to 14.9% in the same period of 2002 and 14.2% in the fourth quarter 2002. Increased competition in several markets for small to midsized policies and more conservative underwriting of workers' compensation and construction classes of business partially offset the price increases for a net premiums written increase of 6.4% compared to the first quarter 2002.

Specialty Lines net premiums written were down $6.5 million compared to prior year as a result of higher reinsurance costs on commercial umbrella. Specialty Line premiums before reinsurance increased 12.6% over first quarter 2002. Higher reinsurance costs were driven by the inclusion of a ceding commission and by increased reinsurance rates per dollar of premium. The addition of ceding commissions on the current contract causes a corresponding increase to ceded premiums.

The first quarter 2003 also included an accrual of ceded premiums related to reinstatement of previous reinsurance contracts. Commercial umbrella is the largest Specialty Line product and recognized 20.5% average renewal price increases for the first quarter 2003, compared to 45.1% for the same quarter in 2002 and 33.1% in the fourth quarter 2002. In 2002 the Group instituted significantly higher minimum premiums for small umbrella policies which were not increased in 2003. The first quarter average renewal price increase and gross premiums written were in line with management's expectations.

Personal Lines net premiums written declined due to management decisions to cancel certain agents and to withdraw from New Jersey private passenger auto and other selected markets. These actions resulted in a $30.4 million decrease in net premiums written for the first quarter 2003 and explained all of the decline from the same quarter one year ago. The exit from the New Jersey private passenger auto market, which was completed during March 2003, contributed $25.0 million to the decrease.

The combined ratio measures the percentage of premium dollars used to pay insurance losses and related expenses and is a commonly used property and casualty insurance industry gauge of statutory underwriting performance. The combined ratio is the sum of the loss ratio, the loss adjustment expense ratio, and the underwriting expense ratio. All references in this press release to combined ratio or its components are calculated on a statutory accounting basis. All combined ratio references in this press release are calculated on a calendar year basis unless specified as calculated on an accident year basis. The table below summarizes the statutory combined ratio results by business unit for recent periods:

					      Calendar Year
					      First Quarter
Statutory Combined Ratio                     2003       2002
------------------------                     ----       ----
   Commercial Lines                         111.2%     108.3%
   Specialty Lines                           93.2%      83.4%
   Personal Lines                           110.3%     107.3%
      All Lines                             108.8%     106.5%

The first quarter 2003 All Lines combined ratio increased 2.3 points over the first quarter 2002. A number of factors negatively impacted this ratio - primarily higher catastrophe losses (contributing 2.2 points of the deterioration) and a higher frequency of large non-catastrophe property losses exceeding $250,000 per loss (contributing 1.3 points of the deterioration). These negative factors were partially offset by improvements in other areas related to better pricing and improved underwriting.

The All Lines underwriting expense ratio increased 2.1 points for the quarter compared to last year and is explained later in this press release. Also impacting the combined ratio are assessments for the Group's share of underwriting losses on residual market pools for workers' compensation. This negatively impacted first quarter 2003 combined ratio by .8 points versus .6 points in the same quarter in 2002 and .2 points for the year 2002. The first quarter 2003 included an increase in the estimate of losses not yet reported by the pools based on trends in reported results. The Group's reduction in workers' compensation premium writings are expected to mitigate the negative impact of future assessments.

The Commercial Lines combined ratio of 111.2% increased 2.9 points compared to 2002 due to a higher frequency of both catastrophe losses and other large property losses as well as underwriting losses related to National Workers' Compensation pools. This included the impact of the residual market pool for workers' compensation of 1.8 points compared to 1.5 points during first quarter 2003 and 2002, respectively. Commercial multiple peril and other commercial property business had good results, with a combined ratio for the quarter of 101.1% despite the negative effects of catastrophes and other large property losses.

The Specialty Lines combined ratio of 93.2% increased 9.8 points above last year's first quarter due almost entirely to the ceded premium accrual related to the reinstatement of prior year reinsurance layers. The reinsurance reinstatement impacted Specialty Lines by 8.4 points.

The Personal Lines combined ratio increased 3.0 points from 107.3% in the first quarter 2002 driven by poor New Jersey personal auto results. New Jersey personal auto added 4.4 points to the Personal Lines combined ratio in the first quarter 2003 compared to 2.5 points in the first quarter of 2002. The statutory combined ratio for personal auto, our largest single product line, was 108.0%. New Jersey impacted this combined ratio by 7.1 points. Results for personal auto other than New Jersey were favorable with a combined ratio of 100.9% for the quarter.

The All Lines loss and loss adjustment expense (LAE) ratios, which measure losses and LAE as a percentage of net earned premiums, were minimally impacted by adjustments to estimated losses and LAE related to prior years' business. The increase in provisions for prior years' losses and LAE increased the combined ratio by .8 points in the first quarter 2003 compared to 1.2 points in the first quarter 2002. The loss and LAE ratio component of the accident year combined ratio measures losses and LAE arising from insured events that occurred in the respective accident year. The current accident year excludes losses and LAE for insured events that occurred in prior accident years.

The table below summarizes the impact of changes in provision for all prior accident year losses and LAE:

							  First Quarter
($ in millions)                                         2003         2002
---------------                                         ----         ----
Statutory net liabilities, beginning of period      $2,078.7     $1,982.0
Increase in provision for prior accident
   year claims                                          $2.7         $4.2
Increase in provision for prior accident
   year claims as % of premiums earned                   0.8%         1.2%

The statutory loss adjustment expense ratio for the first three months of 2003 was 13.6%, .7 points lower than the first quarter 2002 loss adjustment expense ratio of 14.3%. The decrease is primarily a result of efforts to more effectively manage claims legal expenses. During the first quarter of 2003, the Group announced a reorganization of its claims operations, including a reduction in staff, which was effective in March 2003. The reduction will result in a net savings of approximately $1.8 million in 2003, after a first quarter 2003 charge of approximately $1.0 million for severance pay and other related expenses.

Catastrophe losses in the first quarter of 2003 were $10.7 million, an increase of $7.4 million from the same period of 2002. Catastrophe losses added 3.1 points to the statutory combined ratio in the first three months of 2003, above the .9 point catastrophe impact in the first three months of 2002. For the full year 2002, catastrophes added 1.4 points to the combined ratio.

The first quarter 2003 statutory underwriting expense, which measures underwriting expenses as a percentage of net written premiums, was 35.6% or
2.1 points higher than 33.5% in the comparable quarter of 2002 and .7 points higher than the full year 2002 ratio of 34.9%. Although the Corporation continues to monitor and manage expenses closely, the expense ratio increased resulting from higher expenses related to investment in technology, the impact of lower net premiums written, and increased premium related taxes and assessments.

In 2002, the Group completed for Commercial Lines its multi-year development of software for policy administration and rating, known as P.A.R.I.S.sm. During the development stage, information systems personnel costs were capitalized. In 2003, P.A.R.I.S.sm is expected to be rolled out for all commercial lines products. Information systems personnel costs related to the roll out and maintenance of the software were expensed during the first
quarter of 2003.   This shift from development to roll out and maintenance
caused the majority of the increase in software expenses. This higher expense plus amortization of expenses capitalized in prior years increased the first quarter 2003 underwriting expense ratio by 1.1 points over the first quarter 2002.

The Group's remaining non-commission and tax related underwriting expenses of $49.4 million decreased $4.0 million in the first quarter 2003 compared to the first quarter 2002, but this positive impact on the expense ratio was largely offset by lower net premiums written. The impact of the decline in premium volume on these expenses is .9 points. These expenses are primarily comprised of personnel related expenses and the reduction reflects the continued decline in the employee count.

During the first quarter 2003, premium related taxes and assessment payments for the current quarter were higher than similar taxes and assessments in the first quarter of last year. The payments were primarily related to state insurance funds such as guaranty funds and workers' compensation second injury funds. The increased premium related taxes and assessments increased the underwriting expense ratio by .7 points for the first quarter 2003 compared to the same quarter a year ago.

The table below summarizes the variance between the first quarter 2002 and the first quarter 2003 underwriting expense ratio:

							   Variance from
							  First Qtr 2002
							  --------------
Underwriting expense ratio - first quarter 2002                33.5%
Additional expenses related to investment in technology         1.1%
Impact of decrease in net premium written                       0.9%
Impact of premium related taxes and assessments                 0.7%
Impact of all other underwriting expense ratio items           (0.6)%
							       ------
Underwriting expense ratio - first quarter 2003                35.6%

The employee count continues to decline. As of March 31, 2003, the employee count was 2,859, compared with 3,233 at March 31, 2002 and approximately 3,000 at December 31, 2002.

Assets, Investments and Shareholders' Equity
Consolidated corporate assets were $4.83 billion on March 31, 2003, compared with $4.78 billion at December 31, 2002. Investments in securities were $3.15 billion at cost, with an estimated fair market value of $3.51 billion at March 31, 2003, compared with $3.12 billion at cost, with an estimated fair market value of $3.50 billion at December 31, 2002. Shareholders' equity was $1.07 billion at March 31, 2003, compared with $1.06 billion at December 31, 2002. Book value per share at March 31, 2003 was $17.58, compared with $17.43 at December 31, 2002.

Supplemental financial information regarding the Corporation's first quarter results can be accessed at Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the Securities and Exchange Commission.

Conference Call
The Corporation will conduct a teleconference call to discuss information included in this news release and related matters at 9:30 a.m. ET on Friday, May 9, 2003. The call is being webcast by Vcall and can be accessed at Ohio Casualty Corporation's website at www.ocas.com. The webcast is also being distributed over PrecisionIR's Investor Distribution network to both institutional and individual investors. Investors can listen to the call through PrecisionIR's webcast site at www.vcall.com or by visiting any of the investor sites in PrecisionIR's Investor Network. The webcast will be available for replay through August 9, 2003. To listen to call playback by telephone, dial 1-800-252-6030, then enter ID code 16360658. Call playback begins at 1 p.m. ET on May 9 and extends through midnight May 12, 2003.


Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 40th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2002). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $4.8 billion as of March 31, 2003.

Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The operations, performance and development of the Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability of Ohio Casualty to retain business acquired from the Great American Insurance Company; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in the Company's reports filed with the Securities and Exchange Commission or in subsequent press releases.